L. G. ZANGANI, INC.
               Penn Plaza, 62 Pennsylvania, Flemington, NJ 08822
               Phone: (908) 788-9660 Fax: (908) 788-4024 E-mail: Zangani@aol.com
               Web site: http://www.zangani.com

For Release: IMMEDIATELY

Contact:     JAMES HYMAN, PRESIDENT (908) 730-7630                 PRESS RELEASE
             ADRIAN MADONIA, JR.    (909) 788-9660

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                              UNITY BANCORP, INC.
                              -------------------
                     DECLARES $.05 QUARTERLY CASH DIVIDEND
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CLINTON, NEW JERSEY, MARCH 26, 1997...The Board of Directors of UNITY BANCORP,
INC. (AMEX: UBI), at its regularly scheduled meeting on March 25, 1997, declared a $.05 per share quarterly cash dividend payable May 5, 1997, to shareholders of record as of April 15, 1997. UNITY BANCORP, INC. is the parent Company of First Community Bank.

In making the announcement, Chairman and Chief Executive Officer, Robert Van Volkenburgh pointed to continuing profitability as the principal reason for the dividend. This is the tenth consecutive quarterly cash dividend paid by the Corporation.

UNITY BANCORP, INC.'s subsidiary, First Community Bank (AMEX: UBI) is a community oriented full-service commercial bank, providing a wide range of business and consumer financial services through its headquarters in Clinton and branches in Flemington, North Plainfield, Scotch Plains, Springfield and Union, New Jersey. The Bank's newest office is expected to open during the beginning of the second quarter at 628 North Wood Avenue, Linden, Union County, New Jersey.

For additional information about the Bank's financial services, call 1-800-540-4790, or visit FCB's Internet page at http://members.aol.com/FCBJC. E-mail can be addressed to the Bank at FCBJC@aol.com.